Exhibit 10.5

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

ALL INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED TO OTHER INDEBTEDNESS PURSUANT TO, AND TO THE EXTENT PROVIDED IN, AND THE RIGHTS OF THE HOLDER OF THIS NOTE ARE OTHERWISE SUBJECT TO THE TERMS OF, THE INCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF NOVEMBER 17, 2003 AS THE SAME MAY BE AMENDED, MODIFIED OR OTHERWISE SUPPLEMENTED FROM TIME TO TIME (THE “INTERCREDITOR AGREEMENT”), BY AND AMONG GENERAL ELECTRICAL CAPITAL CORPORATION, AS SENIOR LENDER AND GENESOFT PHARMACEUTICALS, INC. THE TERMS OF THE INTERCREDITOR AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS NOTE AS IF SET FORTH IN FULL HEREIN.

PROMISSORY NOTE

Date of Issuance

$6,200,000.00	November 17, 2003

FOR VALUE RECEIVED, GeneSoft Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Genome Therapeutics Corp., a Massachusetts corporation (the “Lender”), or its registered assigns, the principal sum of Six Million Two Hundred Thousand Dollars ($6,200,000.00) (the “Principal Amount”) together with daily interest from the date hereof. Interest on the Principal Amount shall accrue at a rate of five percent (5%) per annum and shall be calculated daily on the basis of a 365-day year (the “Annual Interest”); provided, however, that if there occurs an Event of Default (as defined below) or any Adverse Termination Event (as defined below), interest on the Principal Amount shall be recalculated from the date hereof so that such interest shall accrue at a rate of four percent (4%) per month from the date hereof and shall be calculated daily on the basis of a 30-day month (the “Adverse Event Interest”). Notwithstanding the foregoing, upon an Event of Default, interest on the unpaid Principal Amount shall accrue at a rate equal to the Adverse Event Interest. The Principal Amount and accrued, unpaid Annual Interest or Adverse Event Interest, as applicable, shall be due and payable by the Company on the earlier of (i) the date that is sixty (60) days after the termination, for any reason, of the Merger Agreement (as defined below) and (ii) upon the occurrence of an Event of Default. Notwithstanding the foregoing sentence, in the event the Merger Agreement (as defined below) is terminated by the Company pursuant to Section 8.01(i) thereof, the Principal Amount and accrued, unpaid Annual Interest or Adverse Event Interest, as applicable, shall be due and payable by the Company on the date that is one hundred eighty (180) days following such termination. The date on which the Principal Amount and interest on this note shall be due and payable is referred to herein as the “Maturity Date”.

This Note is issued pursuant to that certain Agreement and Plan of Merger and Reorganization, dated the date hereof, between the Company, the Lender and the other parties thereto (the “Merger Agreement”) and capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement.

For purposes of this Note, an “Adverse Termination Event” shall be deemed to have occurred if the Merger Agreement is terminated by Lender pursuant to (i) Section 8.01(b) of the Merger Agreement, but only if the primary reason that the Effective Time has not occurred prior to April 30, 2004 is a result of the failure by the Company to satisfy a condition set forth in Sections 7.02(c), (f), (g), (i), (l), (m) or (n) of the Merger Agreement; (ii) Section 8.01(d) of the Merger Agreement; (iii) Section 8.01(f) of the Merger Agreement; or (iv) Section 8.01(h) of the Merger Agreement.

Simultaneously with the issuance of this Note, the Company shall issue Lender a warrant to purchase the number of shares of Company Stock equal to 457,838 shares, such warrant to be in the form attached hereto as Exhibit A and to be exercisable pursuant to the terms thereof only in the event of an Adverse Termination Event.

ARTICLE XXIIPayment. All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to Costs (as defined below), if any, then to Annual Interest or Termination Interest, as applicable, and any remainder applied to the Principal Amount. The Company may not prepay this Note in whole or in part; provided, that the Note may be prepaid at any time following an Adverse Termination Event. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

ARTICLE XXIIISecurity. This Note is secured by, and entitled to the benefits of, the Security Agreement dated the date hereof, as amended and in effect from time to time, between the Company and the Lender (the “Security Agreement”).

ARTICLE XXIVConversion of the Notes. At any time following an Adverse Termination Event, and prior to the later of (a) the Maturity Date and (b) the date on which all obligations of the Company under this note are paid in full (the later of such dates being referred to herein as the “Repayment Date”) Lender shall have the right to convert all or any portion of the Principal plus the accrued unpaid interest thereon into, at Lender’s option, (i) Company Stock at $3.39 per share or (ii) the consideration, if any, that the holders of the notes issued pursuant to the Note and Warrant Purchase Agreement dated as of April 15, 2003, as such notes have been amended on or prior to the date hereof (the “April Bridge Notes”), receive or become entitled to receive in respect of the April Bridge Notes prior to the Repayment Date. Lender shall have the right to participate as a holder of Company Stock in any merger, sale of outstanding capital stock of the Company or sale of substantially all of the assets of the Company. As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to the holder of this Note, upon surrender of the Note, a certificate or certificates for the equity securities issuable upon such conversion or such other consideration, as the case may be and shall issue to the Lender a new note equal in principal amount to the unconverted portion of this Note.

ARTICLE XXVEvents of Default. The occurrence of any of the following shall constitute an Event of Default under this Note:

(a) Failure to Pay. The Company shall fail to pay (i) when due any Principal Amount, Annual Interest or Termination Interest payment, as applicable, on the due date hereunder or (ii) any other payment required under the terms of this Note or the Merger Agreement on the date due;

(b) Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or the Merger Agreement and (i) such failure shall continue for fifteen (15) days, or (ii) if such failure is not curable within such fifteen (15) day period but is reasonably capable of cure within thirty (30) days, either (A) such failure shall continue for thirty (30) days or (B) the Company shall not have commenced a cure in a manner reasonably satisfactory to the Lender within the initial fifteen (15) day period;

(c) Other Payment Obligations. Any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed or any guarantees thereof (excluding this Note) by the Company is not paid when due either at its stated maturity or upon acceleration thereof (or within applicable cure periods), and such indebtedness is not discharged, or such acceleration is not rescinded or annulled;

(d) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property and such appointment shall not have been vacated within thirty (30) days after such appointment, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, and an order for relief is entered or such case or proceeding shall not have been dismissed within thirty (30) days after such commencement, (vii) consent to any such relief or the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, and such appointment shall not have been vacated within thirty (30) days after such appointment, or (viii) take any action for the purpose of effecting the foregoing;

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement;

(f) Transaction Documents. The Merger Agreement, any Note or Warrant issued to the Lender or any material term thereof shall cease to be, or asserted by the Company not to be, a legal, valid and binding obligation of the Company enforceable in accordance with its terms; or

(g) Budget and Spending Plan. The Company shall spend cash or incur obligations to expend cash after the date hereof in a manner that does not conform to the budget and spending plan set forth hereto as Exhibit B (the “Spending Plan”).

ARTICLE XXVIRights of Lender upon Default. Upon the occurrence of or existence of any Event of Default, at the option of the Lender, all outstanding obligations hereunder shall automatically become due and payable, without presentment, demand or protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Merger Agreement to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence of or existence of any Event of Default, Lender may exercise any other right, power or remedy granted to it by this Note or the Security Agreement or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

ARTICLE XXVIISpending and Information. The Company shall spend cash or incur obligations to expend cash after the date hereof in a manner in compliance with the Spending Plan. Within ten (10) days following the end of each month, the Company will furnish to the Lender financial information for such month setting forth all expenditures and obligations incurred by the Company during such month and such other related documentation reasonably requested by Lender. The Company will deliver contemporaneously with such information a reconciliation of Company expenditures with the Spending Plan and a certification as to compliance with such Spending Plan.

ARTICLE XXVIIIAmendments and Waivers; Resolutions of Dispute; Notice. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Lender. Any waiver or amendment effected in accordance with this Section shall be binding upon the parties hereto, their successors and assigns. The resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Merger Agreement.

ARTICLE XXIXSuccessors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Lender.

ARTICLE XXXOfficers and Directors not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

ARTICLE XXXIExpenses. The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note (“Costs”) in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise. The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this Note shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

ARTICLE XXXIIGoverning Law. This Note shall be governed by and construed under the laws (other than the conflict of laws rules) of the State of New York.

ARTICLE XXXIIINo Impairment. The Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and nonassessable shares upon the conversion of this Note.

IN WITNESS WHEREOF, the undersigned has caused this Note to be issued as of the date first written above.

GENESOFT PHARMACEUTICALS, INC.

By:
David B. Singer Chairman and Chief Executive Officer

Exhibit A

Form of Warrant